FORM 51-102F3

MATERIAL CHANGE REPORT

ITEM 1.	NAME AND ADDRESS OF COMPANY

Nautilus Minerals Inc. (the “Company”)
Suite 1400, 400 Burrard Street
Vancouver, BC V6C 3A6

ITEM 2.	DATE OF MATERIAL CHANGE

February 10, 2016

ITEM 3.	NEWS RELEASE

Issued on February 10, 2016 and distributed through the facilities of Marketwired.

ITEM 4.	SUMMARY OF MATERIAL CHANGE

The Company announced that it has today filed a preliminary short form prospectus in each province of Canada other than Quebec, in respect of a rights offering to raise gross proceeds of up to C$103 million through the issuance of rights to subscribe for up to 686,666,666 common shares at a subscription price of C$0.15 per common share.

ITEM 5.1	FULL DESCRIPTION OF MATERIAL CHANGE

Please see the attached news release.

ITEM 5.2	DISCLOSURE FOR RESTRUCTING TRANSACTION

Not applicable.

ITEM 6.	RELIANCE ON SUBSECTION 7.1(2) OF NATIONAL INSTRUMENT 51-102

Not applicable.

ITEM 7.	OMITTED INFORMATION

Not applicable.

ITEM 8.	EXECUTIVE OFFICER

	Contact:	Shontel Norgate, Chief Financial Officer
	Telephone:	+61 7 3318 5555

ITEM 9.	DATE OF REPORT

DATED this 11th day of February, 2016.

Schedule "A"

Press Release

Number 2016 – 04

Nautilus Minerals Files Preliminary Prospectus for C$103M Rights Offering

Toronto Ontario, February 10, 2016 - Nautilus Minerals Inc. (TSX:NUS, OTCQX:NUSMF, OTC:NUSMF Nasdaq Intl Designation) (the "Company" or "Nautilus") announces that it has today filed a preliminary short form prospectus within each province of Canada, other than Quebec, in respect of a rights offering to raise gross proceeds of up to C$103M through the issuance of rights to subscribe for an aggregate of 686,666,666 common shares at a subscription price of C$0.15 per common share.

The record date and the expiry date for the rights offering will be determined at the time of filing a final short form prospectus. The rights offering will include an additional subscription privilege under which holders of rights who fully exercise their rights will be entitled to subscribe for additional common shares of the Company, if available, that were not otherwise subscribed for under the rights offering.

The Company is also registering the offer and sale of the shares issuable on exercise of the rights within the United States with the United States Securities and Exchange Commission on a Form F-7 registration statement under the U.S. Securities Act of 1933, as amended.

The Company has not received any standby commitments in respect of the offering. However, the Company's two largest shareholders, MB Holding Company LLC and Metalloinvest Holding (Cyprus) Limited, which, together with their affiliates, collectively hold approximately 48% of the outstanding common shares of the Company, have each indicated to the board of directors of the Company their present intention to participate in the offering by exercising all or a portion of their basic subscription privilege. Pursuant to applicable regulatory requirements, completion of the rights offering is not subject to raising a minimum amount of proceeds.

The net proceeds from the offering will be used by the Company to advance the construction and development of the Company's Seafloor Production System and for general working capital requirements. As detailed in the "Use of Proceeds" section of the preliminary prospectus, as at January 31, 2016, the outstanding contract values for certain equipment forming part of the Seafloor Production System (namely, the Seafloor Production Tools, Riser and ancillary equipment, and Subsea Slurry Lift Pump) total approximately US$52.5 million, and the net proceeds from the offering, together with the Company's existing cash and cash equivalents which were approximately US$52.2 million as at January 31, 2016, are expected to be applied towards such outstanding contract values following the closing of the offering. In order to complete the entire Seafloor Production System for initial deployment and testing operations, including integration of the Company's equipment into, and completion of, the production support vessel, Nautilus will need to obtain additional funding in excess of the maximum proceeds that can be raised under the rights offering.

The offering is subject to certain conditions including, but not limited to, the receipt of all necessary regulatory approvals, including the acceptance of the Toronto Stock Exchange.

The preliminary prospectus is available electronically by visiting SEDAR at www.sedar.com and the Form F-7 registration statement is available electronically by visiting EDGAR at www.sec.gov.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities, in any province, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such province, state or jurisdiction.

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For more information please refer to www.nautilusminerals.com or contact:

Investor Relations	Principal American Liaison
Nautilus Minerals Inc. (Toronto)	Euro Pacific Capital, Inc.
Email: investor@nautilusminerals.com	88 Post Road West, 2nd Floor
Tel: +1 (416) 551 1100	Westport, CT 06880
1-203-662-9700
Attn: Thomas Tan
ttan@europac.net

Neither the TSX, OTCQX or Nasdaq accept responsibility for the adequacy or accuracy of this press release.

Certain of the statements made in this news release may contain forward-looking statements within the meaning of the United States Securities Exchange Act of 1934 and forward-looking information within the meaning of applicable Canadian securities law. Forward-looking statements and forward-looking information include, but are not limited to statements or information with respect to the completion of the rights offering and the use of proceeds of the offering. We have made numerous assumptions about the material forward-looking statements and information contained herein. Even though our management believes that the assumptions made and the expectations represented by such statements or information are reasonable, there can be no assurance that the forward-looking statement or information will prove to be accurate. Forward-looking statements and information by their nature involve known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any future results expressed or implied by such forward-looking statements or information. Such risks, uncertainties and other factors include, among others, the risk that the rights offering is not successfully concluded, that various regulatory approvals in respect of the rights offering are not received and that actual costs of completing the Seafloor Production System may differ significantly from the estimates of management. Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements and information. Although we have attempted to identify factors that would cause actual results to differ materially from those described in forward-looking statements and information, there may be other factors that cause actual results, performances, achievements or events to not be as anticipated, estimated or intended. Also, many of the factors are beyond our control. Accordingly you should not place undue reliance on forward-looking statements or information. As the Company has not completed an economic study in respect of the Solwara 1 Project, there can be no assurance that the Company's production plans will, if fully funded and implemented, successfully demonstrate that seafloor resource production is commercially viable. Except as required by law, we do not expect to update forward-looking statements and information as conditions change and you are referred to the full discussion of Nautilus' business contained in Nautilus' reports filed with the securities regulatory authorities in Canada.

With respect to the United Kingdom, the securities being offered under the short form prospectus are only available to: (i) persons outside the United Kingdom; or (ii) persons in the United Kingdom who are: (a) a "qualified investor" within the meaning of Section 86(7) of United Kingdom Financial Services and Markets Act 2000, as amended ("FSMA"), acting as principal or in circumstances where Section 86(2) FSMA applies; and (b) also: (1) within the categories of persons referred to in Article 19 (investment professionals) or Article 49 (high net worth companies, unincorporated associations, etc.) of the United Kingdom Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”); or (2) are otherwise lawfully permitted to receive them (all such persons together being referred to as "relevant persons"). Such securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on the short form prospectus or any of its contents. The short form prospectus contains no offer of transferable securities to the public in the United Kingdom within the meaning of Sections 85(1) and 102B FSMA. The short form prospectus is not a prospectus for the purposes of Section 85(1) FSMA. Accordingly, the short form prospectus has not been examined or approved as a prospectus by the United Kingdom Financial Conduct Authority ("FCA") under Section 87A FSMA or by the London Stock Exchange and has not been filed with the FCA pursuant to the rules published by the FCA implementing Prospectus Directive 2003/71/EC) nor has it been approved by a person authorized under FSMA, for the purposes of Section 21 FSMA.

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About Nautilus Minerals Inc.

Nautilus is the first company to explore the ocean floor for polymetallic seafloor massive sulphide deposits. Nautilus was granted the first mining lease for such deposits at the prospect known as Solwara 1, in the territorial waters of Papua New Guinea, where it is aiming to produce copper, gold and silver. The Company has also been granted its environmental permit for this site.

Nautilus also holds highly prospective exploration acreage in the western Pacific (granted and under application), as well as in international waters in the Central Pacific.

A Canadian registered company, Nautilus is listed on the TSX:NUS stock exchange and trades on the OTCQX:NUSMF, and is also a member of the Nasdaq International Designation program. Its corporate office is in Brisbane, Australia. Its major shareholders include MB Holding Company LLC, an Oman based group with interests in mining, oil & gas, which holds a 28.14% interest, Metalloinvest, the largest iron ore producer in Europe and the CIS, which has a 20.89% holding and global mining group Anglo American, which holds a 5.99% interest (each on a non-diluted basis, excluding loan shares outstanding under the Company’s share loan plan).

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